UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 27, 2008

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On June 27, 2008, we entered into an asset purchase agreement with Adaptec, Inc., which we refer to as the purchase agreement, pursuant to which we acquired the SNAP Server NAS business of Adaptec, which we refer to as the acquired business.  At the closing of the transactions contemplated by the purchase agreement, we paid Adaptec $2.1 million in cash, and executed and delivered to Adaptec a promissory note in the original principal amount of $1.4 million.  We also agreed to assume certain liabilities of Adaptec related to the acquired business, including all customer support and warranty obligations.

The promissory note delivered at the closing matures on June 27, 2009, accrues interest at the rate of 4% per annum, and is secured either by (i) our inventory from time to time, or (ii) at our request, the intellectual property we acquired under the purchase agreement.

A complete copy of the purchase agreement is attached as Exhibit 2.1 to this report and is incorporated herein by reference. The summary of the transaction set forth above does not purport to be complete and is qualified in its entirety by reference to the purchase agreement.

On June 30, 2008, we issued a press release announcing our acquisition of the acquired business, which is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 2.01               Completion of Acquisition or Disposition of Assets.

See Item 1.01 of this report. We have concluded that the acquired business is not “significant” under Rule 11-01(b) of Regulation S-X.  Accordingly, we are not required to file any financial statements for the acquired business pursuant to Rule 8-04(b) of Regulation S-X and Item 9.01(a) or (b) of this report.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 of this report.

Item 9.01.              Exhibits and Financial Statements.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(d)	Exhibits.

2.1	Asset Purchase Agreement dated June 27, 2008, between Overland Storage, Inc. and Adaptec, Inc.

99.1	Press Release dated June 30, 2008, issued by Overland Storage, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: July 3, 2008		/s/ Kurt L. Kalbfleisch
	By:	Kurt L. Kalbfleisch
Chief Financial Officer